Exhibit 10.2

NINTH AMENDMENT TO AGREEMENT OF LEASE

THIS NINTH AMENDMENT TO AGREEMENT LEASE (this “Ninth Amendment”) is made and entered into as of October 13, 2026 (the “Effective Date”) by and between 3E 1907 LLC, a Delaware limited liability company (“Landlord”) and TEMPUS AI, INC., a Delaware limited liability company, fka TEMPUS LABS, INC. (“Tenant”).

RECITALS

A.
Landlord (as successor in interest to Chicago Kingsbury LLC) and Tenant are parties to that certain Agreement of Lease dated January 18, 2018, which lease has been previously amended by that certain First Amendment to Agreement of Lease dated January 30, 2018, that certain Second Amendment to Agreement of Lease dated July 30, 2018, that certain Third Amendment to Agreement of Lease dated December 26, 2018, that certain Fourth Amendment to Agreement of Lease, dated as of April 23, 2019, that certain Fifth Amendment to Agreement of Lease, dated as of May 8, 2020 (the “Fifth Amendment”), that certain Sixth Amendment to Agreement of Lease, dated May 4, 2021 (the “Sixth Amendment”), that certain Seventh Amendment to Agreement of Lease, dated January 19, 2023, and that certain Eighth Amendment to Agreement of Lease, dated June 18, 2024 (collectively, the “Lease”).
B.
As of the Effective Date of this Ninth Amendment, Landlord has leased to Tenant space on the 2nd, 5th and 7th floors containing approximately 217,266 rentable square feet (the “Existing Premises”) in the building located at 600 West Chicago Avenue, Chicago, Illinois (the “Building”). Pursuant to the Fifth Amendment, the Existing Premises include that certain 13,129 rentable square feet in Suite 780 (the “Seventh Floor Premises”).

C.
Tenant has requested that certain additional space containing approximately 33,531 square feet on the 5th floor of the Building, as shown on Exhibit A (the “Expansion Premises”) be added to the Existing Premises currently demised under the Lease and that the Lease be appropriately amended and Landlord is willing to do so on the terms and conditions set forth herein.

D.
The Lease, by its terms, provides for an expiration on May 31, 2029 (the “Prior Termination Date”), and the parties desire to extend the Term on the following terms and conditions.

E.
Tenant and Landlord mutually desire that the Lease be amended on and subject to the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.
Fifth Floor Expansion Space. Landlord and Tenant agree that on the Expansion Space Effective Date (as defined below), the Premises shall be expanded in accordance with the following terms and conditions.
(a)
Expansion Premises. The Premises, as defined in the Lease, shall be increased by the addition of the Expansion Premises, less Suite 780 only to the extent Tenant has timely exercised its Seventh Floor Termination Option in accordance with Section 5 hereof

Exhibit 10.2

(the “Net Expansion Premises”). From and after the Expansion Space Effective Date, the Existing Premises currently demised under the Lease and the Net Expansion Premises, collectively, shall be deemed the Premises, as defined in the Lease. The Term for the Net Expansion Premises shall commence on Tenant’s completion of certain improvements to the Expansion Premises previously approved by Landlord (the “Expansion Space Commencement Date”) and end on the Extended Expiration Date. The Expansion Premises are subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Existing Premises currently demised under the Lease unless such concessions are expressly provided for herein. Promptly after the determination of the Expansion Space Commencement Date, Landlord and Tenant shall execute and deliver a Premises Acceptance Letter substantially in the same form as Exhibit B attached hereto specifying the information set forth therein. If Tenant fails to execute and return the Premises Acceptance Letter or provide written objection to the statements contained in the Premises Acceptance Letter within thirty (30) days of Tenant’s receipt, Tenant shall be deemed to have approved the statements contained in the Premises Acceptance Letter. Subject to Section 1(b) of this Ninth Amendment, commencing on the Net Expansion Space Commencement Date, Tenant’s Proportionate Share with respect to the Expansion Premises only shall equal 2.07%.

Exhibit 10.2

(b)
Expansion Space Abated Rent. So long as no Event of Default exists under the Lease, and in addition to the Extended Term Abated Rent (as defined below), during the period of time commencing on the Expansion Space Commencement Date and expiring on the Prior Termination Date, Tenant shall be entitled to an abatement with respect to the Net Expansion Premises only, of (a) Fixed Rent (calculated at a rate equal to the Fixed Rent rate Tenant is paying for the Premises as of the Expansion Space Commencement Date), (b) Tenant’s Operating Payment and (c) Tenant’s Tax Payment (collectively the “Expansion Space Abated Rent”). If Tenant defaults at any time during Term, including the Extended Term, and fails to cure such default within any applicable cure period under the Lease, and provided that as a result of such Event of Default, Landlord either terminates the Lease or terminates Tenant’s right of possession of the Premises, the Expansion Space Abated Rent that remains unamortized as of the date of such default (amortized on a straight-line bases over Term), to the extent credited to Tenant, shall immediately become due and payable, and Tenant shall have no further right to any remaining Expansion Space Abated Rent. Neither the payment by Tenant of the unamortized Expansion Space Abated Rent nor Tenant’s forfeiture of any remaining Expansion Spaced Abated Rent not yet applied in the event of a default shall limit or affect any of Landlord’s other rights pursuant to the Lease or at law or in equity.

2.
Extension. Commencing on June 1, 2029, the Term of the Lease is extended so that it expires (unless sooner terminated in accordance with the terms of the Lease) on January 31, 2038 ("Extended Expiration Date") and all references in the Lease to the Expiration Date shall refer to the Extended Expiration Date and all references in the Lease to Term shall refer to the period ending on the Extended Expiration Date. The parties have agreed that, in connection with the

Exhibit 10.2

extension of the Term described above, certain of the terms under the Lease will be modified as of June 1, 2029. The period commencing on June 1, 2029 (the “Extended Term Commencement Date”) and ending on the Extended Expiration Date is referred to as the "Extended Term". For purposes of clarification, all references in the Lease to the Expiration Date hereafter shall refer to January 31, 2038.

3.
Fourth Floor Expansion Rights

(a)
From and after the Effective Date of this Ninth Amendment until the Fourth Floor Expansion Expiration Date (as defined herein), Tenant shall have the option to lease all or certain portions of the Fourth Floor of the Building (“Tenant’s Fourth Floor Expansion Option”) pursuant to the terms of this Section 3. Tenant’s Fourth Floor Expansion Option shall only apply to increments of 25,000 rentable square feet or larger (each, a “Fourth Floor Expansion Premises”) and shall be exercised by Tenant delivering irrevocable written notice to Landlord of its lease of the Fourth Floor Expansion Premises on or before the Fourth Floor Expansion Expiration Date.

(b)
Tenant’s Fourth Floor Expansion Option shall expire on June 30, 2027 (the “Fourth Floor Expansion Expiration Date”). Notwithstanding the foregoing, upon Tenant’s election to lease a Fourth Floor Expansion Premises, the Fourth Floor Expansion Expiration Date shall be extended by six (6) months for each separate election by Tenant to exercise the Tenant’s Fourth Floor Expansion Option. By way of example, if Tenant delivers one (1) notice to lease one (1) Fourth Floor Expansion Premises prior to June 30, 2027, the Fourth Floor Expiration Date shall be extended to December 30, 2027.

(c)
Landlord shall lease the Fourth Floor Expansion Premises to Tenant on all of the same terms, conditions and covenants as set forth in the Lease, as amended by this Ninth Amendment, including the Fixed Rent then in effect and Abated Rent (as defined below); provided however, that Tenant shall not be entitled to the Improvement Allowance (as defined below) for the Fourth Floor Expansion Premises but, rather, shall be entitled to the Fourth Floor Improvement Allowance (as defined herein). If Tenant exercises Tenant’s Fourth Floor Expansion Option on 100,000 rentable square feet or more of the Fourth Floor of the Building, Tenant shall have the exclusive right to the parking spaces located on level P4 of the parking facilities located adjacent to the Fourth Floor Premises at such rental rates as then in effect for such parking facilities.

(d)
Tenant shall be entitled to receive an improvement allowance (the “Fourth Floor Improvement Allowance”) in an amount equal to $15.00 per rentable square foot of the Fourth Floor Expansion Premises per rent paying year remaining in the Term and any Extended Term prorated for any partial year of the Term. By way of example, if Tenant has exercised the Tenant Fourth Floor Expansion Option as of June 1, 2027, Tenant’s Fourth Floor Improvement Allowance shall be $150 per rentable square foot the Fourth Floor Premises (calculated by adding the two (2) remaining rent paying years in the original Term plus the eight (8) rent paying years in the Extended Term). Such Fourth Floor Improvement Allowance shall be applied toward the cost of the improvements to be performed by Tenant in the Fourth Floor Expansion Premises (“Fourth Floor Improvements”). The Fourth Floor Improvement Allowance shall be

Exhibit 10.2

disbursed in the same manner as described in, and subject to the same terms and conditions of, Sections 7(d), (e), (f) and (g) of the Work Letter attached to the Lease as Exhibit D, except that, for purposes of this Section 3(d), all references to the following terms in Sections 7(d), (e), (f) and (g) of the Work Letter shall instead have the following meanings: (i) “Tenant’s Work” shall instead refer to the “Fourth Floor Improvements” and (ii) “Construction Allowance,” “Separation Work Reimbursement,” “Application Amount” and “Total Allowance” shall instead refer to the “Fourth Floor Improvement Allowance”. In addition, Tenant shall have the right to convert any unused portion of the Fourth Floor Improvement Allowance that remains after completion of the Fourth Floor Improvements towards the Improvement Allowance.

(e)
Upon the Fourth Floor Expansion Expiration Date, Tenant shall have waived the Tenant Fourth Floor Expansion Option for any portion of the Fourth Floor Expansion Premises that remains (the “Fourth Floor Remaining Premises”). So long as (i) the Lease is in full force and effect, and (ii) no Event of Default exists beyond any applicable notice, grace, or cure period provided for herein, either at the time Landlord must provide Tenant with the notice required under this Section 3(e) or at the time the Fourth Floor Remaining Premises is made available for Tenant’s occupancy, Tenant shall have a right of first refusal (the “Right of First Refusal”) to lease such contiguous portions of the Fourth Floor Remaining Premises subject to all of the terms and conditions set forth herein. In the event that Landlord shall engage in serious negotiations with any third party (the “Proposed Tenant”), to lease all or any portion of the Fourth Floor Remaining Premises, and Landlord delivers a bona fide proposal to such Proposed Tenant to lease all or any portion of the Fourth Floor Remaining Premises which such Proposed Tenant has accepted in writing, or Landlord receives from such Proposed Tenant an offer to lease all or any portion of the Fourth Floor Remaining Premises which offer Landlord desires to accept (such bona fide proposal or such offer being referred to herein as a “Proposed Offer”), then Landlord shall contemporaneously with the delivery or receipt of such Proposed Offer give Tenant written notice of the Proposed Offer, together with an offer by Landlord (the “Landlord’s Offer”) to lease to Tenant all of the space set forth in the Proposed Offer (the “Proposed Space”) on the same material terms and conditions as contained in the Proposed Offer. If Tenant elects to lease the Proposed Space, Tenant shall lease the entire space covered by the Proposed Offer even if the offer covers space which is not part of the Fourth Floor Remaining Premises. If Tenant accepts Landlord’s Offer, then Tenant shall do so by forwarding written notice of acceptance to Landlord, in accordance with the Notices provision of the Lease, (“Tenant’s Acceptance Notice”), no later than seven (7) business days following Tenant’s receipt of Landlord’s Offer. If Tenant accepts Landlord’s Offer, then Landlord and Tenant shall execute an amendment to the Lease documenting the addition of the Proposed Space to the Premises in accordance with the terms of Landlord’s Offer to Tenant (the “Amendment”). Unless set forth to the contrary in the Amendment, Tenant shall commence paying Rent for the Proposed Space on the date on which the Proposed Tenant was to commence paying rent to Landlord under the Proposed Offer. If Tenant does not provide its Acceptance Notice within such seven (7) business day period, then Tenant shall be deemed to have rejected the Proposed Space, and Landlord shall thereafter be entitled to lease the Proposed Space to the Proposed Tenant upon terms and conditions which result in a Net Effective Rate not lower than the terms set forth in the Proposed Offer by more than five percent (5%). “Net Effective

Exhibit 10.2

Rate” shall mean the actual rental rate to be received per year, on the average, during the proposed term determined by deducting from the face rental value for the term thereof the dollar value of all inducements, free rent, tenant improvements and other concessions proposed to be given. If Landlord proposes terms to the third-party which would result in a Net Effective Rate lower than ninety-five percent (95%) of the terms offered to Tenant in Landlord’s Offer, then Landlord shall re-offer the Proposed Space to Tenant on the same terms and Tenant shall have a period of seven (7) business days following Tenant’s receipt of such second offer to either accept of reject such second offer. If Landlord and the Proposed Tenant enter into a lease for the Proposed Space, then such Proposed Space shall be excluded from the Fourth Floor Remaining Premises during the term of such lease, as the same may be extended from time to time. The term of the Right of First Refusal (the “Refusal Term”) shall commence on the Fourth Floor Expansion Expiration Date and shall expire the earlier of (i) twenty-four

(24) months prior to the expiration of the Extended Term of this Lease or (ii) the date on which all portions of the Fourth Floor Remaining Premises have been leased by Tenant.

4.
Extended Term Fixed Rent

(a)
Until May 31, 2029, Tenant shall continue to pay Landlord Fixed Rent for the Existing Premises in accordance with the terms of the Lease, subject to the Expansion Space Abated Rent; provided however, Tenant shall remain entitled to receive any allowances, abatements or other financial concessions granted to Tenant under the Lease with respect to the Premises.

(b)
As of June 1, 2029, and subject to any adjustment pursuant to Section 5 of this Ninth Amendment, the schedule of Fixed Rent payable with respect to the Premises through the Expiration Date is the following:

Period in Extended Term	Fixed Rent Per Rentable Square	Annual Fixed Rent	Monthly Fixed Rent
	Foot per Annum	250,797 RSF	250,797 RSF
6/1/29-5/31/30	$28.00	$7,022,316.00	$585,193.00
6/1/30-5/31/31	$28.70	$7,197,873.90	$599,822.83
6/1/31-5/31/32	$29.42	$7,378,447.74	$614,870.65
6/1/32-5/31/33	$30.15	$7,561,529.55	$630,127.46
6/1/33-5/31/34	$30.91	$7,752,135.27	$646,011.27
6/1/34-5/31/35	$31.68	$7,945,248.96	$662,104.08
6/1/35-5/31/36	$32.47	$8,143,378.59	$678,614.88
6/1/36-5/31/37	$33.28	$8,346,524.16	$695,543.68
6/1/37-1/31/38	$34.12	$8,557,193.64	$713,099.47

(c)
As of June 1, 2029, and subject to the Extended Term Abated Additional Rent (as defined below), Tenant shall pay Tenant’s Proportionate Share of Operating Expenses and Tenant’s Proportionate Share of Taxes for the Premises, including without limitation, the Net Expansion Premises, in accordance with Article 7 of the Lease, as amended. Commencing on the Extended Term Commencement Date, Tenant’s

Exhibit 10.2

Proportionate Share with respect to the Premises, including without limitation, the Net Expansion Premises shall equal 15.46%. Notwithstanding the foregoing, Tenant’s Proportionate Share with respect to the Premises shall be adjusted in the event Tenant exercises its Seventh Floor Early Termination Option (as defined below) and/or exercises its Fourth Floor Expansion Option as provided for herein.

(d)
Notwithstanding anything to the contrary contained in the Lease, Tenant's monthly installment of Fixed Rent for the Extended Term shall be abated for the first eight (8) months after the Extended Term Commencement Date (such 8-month period being referred to herein as the "Extended Term Abatement Period"), in the amount of

$585,193.00 per month, for a total abatement of Base Rent in the amount of $4,681,544 (such abated Base Rent being referred to herein as the "Extended Term Abated Base Rent"); which shall be subject to adjustment pursuant to Section 5 and Section 7 of this Ninth Amendment. In addition to the Extended Term Abated Base Rent, Tenant's Additional Rent payable for the Premises that would otherwise be applicable during the Extended Term Abatement Period (the "Extended Term Abated Additional Rent"), shall also be abated. The Extended Term Abated Base Rent and the Extended Term Abated Additional Rent are collectively referred to herein as the "Extended Term Abated Rent"). In addition, Tenant shall have the right to convert any portion of the Extended Term Abated Rent to increase the Improvement Allowance upon prior written notice to Landlord. Only Base Rent and Tenant's Additional Rent for the Premises shall be abated during the Extended Term Abatement Period; all other Rent with respect to the Premises, including, without limitation, overtime HVAC charges and parking charges (except as otherwise expressly provided in the Lease or this Amendment), shall continue to be due and payable pursuant to the provisions of the Lease, as modified by this Amendment. Except as modified by this Amendment, all Rent shall be due and payable in accordance with the terms of the Lease.

5.
Seventh Floor Contraction Option.

(a)
Provided that no Event of Default exists at the time Tenant delivers Tenant’s Suite 780 Termination Notice (hereinafter defined), Tenant shall have the right to terminate the Lease with respect to the Seventh Floor Premises only (the “Seventh Floor Early Termination Option”) effective as of the Prior Expiration Date, subject to Tenant’s strict compliance with the following conditions: (i) Tenant shall deliver irrevocable written notice (“Tenant’s Suite 780 Termination Notice”) to Landlord on or before December 31, 2028, (ii) Tenant shall pay to Landlord the Seventh Floor Early Termination Payment (hereinafter defined), and (iii) Tenant shall continue to pay all Rent and other charges due under the Lease, as amended, with respect to the Seventh Floor Premises accruing through the Prior Expiration Date.

(b)
If Tenant elects to terminate the Lease with respect to Suite 780 pursuant to the provisions of this Section 5, then as consideration for such early termination, and not as a penalty, Tenant shall pay Landlord a termination fee (the “Seventh Floor Early Termination Payment”) in an amount equal to the sum of the following amounts paid by Landlord with respect to Suite 780, calculated as of the Early Termination Date: (i) the pro rata portion of the Improvement Allowance allocable to Suite 780 plus (ii) the pro rata portion of the Extended Term Abated Rent allocable to Suite 780, plus (iii) the pro rata portion of any brokerage commissions allocable to Suite 780. Tenant shall deliver the Seventh Floor Early Termination Payment to Landlord as follows: (i) fifty

Exhibit 10.2

percent (50%) of the Seventh Floor Early Termination Payment shall be paid no later than 30 days after Tenant’s delivery of the Tenant’s Suite 780 Termination Notice; and

(ii) fifty percent (50%) of the Seventh Floor Early Termination Payment shall be paid at least 30 days prior to the Prior Expiration Date. The Seventh Floor Early Termination Payment shall be in addition to (and not in lieu of) any sums due and owing to Landlord under the Lease with regard to the period up to and including the Prior Expiration Date. If Tenant exercises its option to terminate the Lease with respect to Suite 780 and fails to deliver the Seventh Floor Early Termination Payment to Landlord as provided above, Landlord shall have the right to (A) declare the Tenant’s Seventh Floor Termination Notice null and void, and the Lease shall continue in full force and effect with respect to Suite 780, unaffected thereby or (B) permit the early termination to take effect so that the Lease terminates with respect to Suite 780 on the Prior Expiration Date, provided that Tenant shall remain responsible for any portion of the Seventh Floor Early Termination Payment not paid to Landlord (and Tenant’s obligation to pay the Seventh Floor Early Termination Payment shall survive the expiration or early termination of the Lease with respect to Suite 780). If Landlord fails to notify Tenant of its election under clause (A) or clause (B) in the preceding sentence within 30 days after receipt of Tenant’s Termination Notice, Landlord shall be deemed to have elected clause (A), and the Lease shall continue in full force and effect with respect to Suite 780.

(c)
If Tenant elects to exercise its Seventh Floor Early Termination Option, effective as of the Extended Term Commencement Date, the Premises shall be amended to remove the Seventh Floor Premises. Accordingly, upon Tenant’s timely election to exercise its Seventh Floor Early Termination Option, as of the Extended Term Commencement Date, the Premises shall be 237,668 rentable square feet.

(d)
If Tenant timely elects to exercise its Seventh Floor Early Termination Option, effective as of the Extended Term Commencement Date, the schedule of Fixed Rent payable with respect to the Premises through the Expiration Date is the following:

Period in Extended Term	Fixed Rent Per Rentable Square	Annual Fixed Rent	Monthly Fixed Rent
	Foot per Annum	237,668 RSF	237,668 RSF
6/1/29-5/31/30	$28.00	$6,654,704.00	$554,558.67
6/1/30-5/31/31	$28.70	$6,821,071.60	$568,422.63
6/1/31-5/31/32	$29.42	$6,992,192.56	$582,682.71
6/1/32-5/31/33	$30.15	$7,165,690.20	$597,140.85
6/1/33-5/31/34	$30.91	$7,346,317.88	$612,193.16
6/1/34-5/31/35	$31.68	$7,529,322.24	$627,443.52
6/1/35-5/31/36	$32.47	$7,717,080.96	$643,090.08
6/1/36-5/31/37	$33.28	$7,909,591.04	$659,132.59
6/1/37-1/31/38	$34.12	$8,109,232.16	$675,769.35

6.
Tenant Improvement Allowance.
(a)
Tenant shall be entitled to receive an improvement allowance (the “Improvement Allowance”) in an amount equal to $80.00 per rentable square foot of the Premises as of January 1, 2027. Such Improvement Allowance shall be applied toward the cost of the improvements to be performed by Tenant in the Premises (the “Tenant Improvements”).

Exhibit 10.2

(b)
Except as expressly stated herein, the Improvement Allowance shall be disbursed in the same manner as described in, and subject to the same terms and conditions of, Sections 7(d), (e), (f) and (g) of the Work Letter attached to the Lease as Exhibit D, except that, for purposes of this Section 6(b), all references to the following terms in Sections 7(d), (e), (f) and (g) of the Work Letter shall instead have the following meanings: (i) “Tenant’s Work” shall instead refer to the “Tenant Improvements” and (ii) “Construction Allowance,” “Separation Work Reimbursement,” “Application Amount” and “Total Allowance” shall instead refer to the “Improvement Allowance”. Notwithstanding anything contained in the Work Letter to the contrary, Tenant shall not make any request for payment of the Improvement Allowance more than once in a thirty

(30) day period.

(c)
In addition, Tenant shall have the right to convert any unused portion of the Improvement Allowance that remains after completion of the Tenant Improvements towards Fixed Rent owed for the Premises.

7.
Intentionally Deleted.

8.
Tenant’s Option to Terminate

(a) Provided that (i) no Event of Default exists at the time Tenant delivers Tenant’s Termination Notice (hereinafter defined), and (ii) the original Tenant named in this Ninth Amendment or a permitted transferee is the Tenant hereunder, Tenant shall have the option to terminate this Lease (the “Termination Option”) effective as of January 31, 2035 (the “Early Termination Date”), as though such Early Termination Date were the Extended Expiration Date set forth in the Lease, as amended hereunder, subject to Tenant’s strict compliance with the following conditions: (a) Tenant shall deliver irrevocable written notice (“Tenant’s Termination Notice”) exercising such option no later than January 31, 2034; (b) Tenant shall pay to Landlord the Early Termination Payment (hereinafter defined), and (c) Tenant shall continue to pay Rent and all other charges due under the Lease and comply with each and every term and provision hereof accruing through the Early Termination Date.

(b) If Tenant elects to terminate the Lease pursuant to the provisions of this Section 8, then as consideration for such early termination, and not as a penalty, Tenant shall pay Landlord a termination fee (the “Early Termination Payment”) in an amount equal to the sum of the following amounts paid by Landlord with respect to the Premises, calculated as of the Early Termination Date: (i) the unamortized portion of the Improvement Allowance plus (ii) the unamortized portion of the Extended Term Abated Rent and the Expansion Space Abated Rent, plus (iii) the unamortized portion of any

Exhibit 10.2

brokerage commissions. For purposes of determining the Early Termination Payment, the unamortized portion of the Improvement Allowance, Extended Term Abated Rent, Expansion Space Abated Rent and brokerage commissions (as applicable) shall be calculated based upon the amortization of each such amount in equal monthly amounts on a straight-line basis commencing on the Extended Term Commencement Date and ending on the Extended Expiration Date, using an interest rate of 8.0% per annum. Tenant shall deliver the Early Termination Payment to Landlord as follows: (i) fifty percent (50%) of the Early Termination Payment shall be paid no later than 30 days after Tenant’s delivery of the Tenant’s Termination Notice; and (ii) fifty percent (50%) of the Early Termination Payment shall be paid at least 30 days prior to the Early Termination Date. The Early Termination Payment shall be in addition to (and not in lieu of) any sums due and owing to Landlord under the Lease with regard to the period up to and including the Early Termination Date. If Tenant exercises its option to terminate and fails to deliver the Early Termination Payment to Landlord as provided above, Landlord shall have the right to (A) declare the Tenant’s Termination Notice null and void, and the Lease shall continue in full force and effect unaffected thereby or (B) permit the early termination to take effect so that the Lease terminates on the Early Termination Date, provided that Tenant shall remain responsible for any portion of the Early Termination Payment not paid to Landlord (and Tenant’s obligation to pay the Early Termination Payment shall survive the expiration or early termination of the Lease). If Landlord fails to notify Tenant of its election under clause (A) or clause (B) in the preceding sentence within 30 days after receipt of Tenant’s Termination Notice, Landlord shall be deemed to have elected clause (A), and the Lease shall continue in full force and effect.

9.
Parking Spaces. As of the Effective Date of this Ninth Amendment, Landlord grants Tenant a license to use an additional 50 non-reserved Parking Spaces (collectively, the “Extended Term Parking Spaces”) located in garage located at 811 North Kingsbury, Chicago, Illinois (“811 Garage”) at no additional cost to Tenant. Notwithstanding anything contained herein to the contrary, Landlord shall have the right, in its sole discretion, upon thirty (30) days prior written notice to Tenant, to relocate the Extended Term Parking Spaces in an alternate parking facility or garage owned by Landlord or an affiliate of Landlord elsewhere that provides substantially the same convenience that Tenant's employees enjoyed in using the original Extended Term Parking Spaces, provided however that in order to provide substantially the same convenience, Landlord may provide valet service or other reasonable means of accommodation in close proximity to the 811 Garage and at no charge to Tenant.

10.
Miscellaneous.

(a)
This Ninth Amendment and the attached exhibits (if any), which are hereby incorporated into and made a part of this Ninth Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. This Ninth Amendment shall inure only to the benefit of and be binding only upon Landlord and Tenant and their permitted successors and assigns. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in

Exhibit 10.2

connection with entering into the Lease, unless specifically set forth in the Lease or any amendment thereto, including this Ninth Amendment.

(b)
Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

(c)
In the case of any inconsistency between the provisions of the Lease and this Ninth Amendment, the provisions of this Ninth Amendment shall govern and control.

(d)
Submission of this Ninth Amendment by Landlord is not an offer to enter into this Ninth Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Ninth Amendment until Landlord has executed and delivered the same to Tenant.

(e)
The capitalized terms used in this Ninth Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Ninth Amendment.

(f)
Each of Tenant and Landlord hereby represent to one another that it has dealt with no broker in connection with this Ninth Amendment, other than, with respect to Tenant, CBRE, Inc. (“Tenant’s Broker”) and with respect to Landlord, Avison Young (“Landlord’s Broker”). Each of Tenant and Landlord agrees to indemnify and hold the other party and, as to Tenant, the Landlord Related Parties and, as to Landlord, the Tenant Related Parties harmless from all claims of any other broker claiming to have represented such party in connection with this Ninth Amendment. Landlord hereby agrees to pay all brokerage commissions or finder’s fees (if any) that may be due to the Tenant’s Broker and/or Landlord’s Broker in connection with this Ninth Amendment pursuant to such Broker’s written agreement with Landlord and/or Tenant.

(g)
Each signatory of this Ninth Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting. Tenant agrees that Tenant may acknowledge only the existence of this Ninth Amendment by and between Landlord and Tenant, that Tenant may not disclose any of the terms and provisions contained in this Ninth Amendment to any tenant or other occupant in the Building or to any agent, employee, subtenant or assignee of such tenant or occupant, and Tenant also shall cause the Tenant Related Parties (including, without limitation, its brokers) to comply with the restrictions set forth in this sentence. The terms and provisions of the preceding sentence shall survive the termination of the Lease (whether by lapse of time or otherwise).

(h)
This Ninth Amendment shall be construed without regard to any presumption or other rule requiring construction against the party causing this Ninth Amendment to be drafted. This Ninth Amendment may be executed in counterparts and shall constitute an agreement binding on all parties notwithstanding that all parties are not signatories to the original or the same counterpart, provided that all parties are furnished a copy or copies thereof reflecting the signature of all parties.

(i)
At Landlord’s option, this Ninth Amendment shall be of no force and effect unless and until accepted by any guarantors of the Lease, who by signing below shall agree that

Exhibit 10.2

their guaranty shall apply to the Lease as amended herein, unless such requirement is waived by Landlord in writing.

(j)
The parties acknowledge and agree that they intend to conduct this transaction by electronic means and that this Ninth Amendment may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. Without limitation, in addition to electronically produced signatures, “electronic signature” shall include faxed versions of an original signature or electronically scanned and transmitted versions (e.g., via pdf) of an original signature.

(k)
The Lease, as amended, and all rights of Tenant thereunder, are and shall be subject and subordinate in all respects to all Mortgages and Superior Leases. Section 9.1 of the Lease shall be self-operative and no further instrument of subordination shall be required.

[signature page to follow]

Exhibit 10.2

IN WITNESS WHEREOF, Landlord, Tenant and Guarantor have executed this Ninth Amendment as of the day and year first above written.

LANDLORD:

3E 1907 LLC

a Delaware limited liability company

By: /s/ Jordan Mellovitz
Name:Jordan Mellovitz

Title: Authorized Signor

TENANT:

TEMPUS AI, INC, a Delaware corporation fka

TEMPUS LABS, INC.

By: /s/ Jim Rogers

Name:JIM ROGERS

Title: VP, Finance

Exhibit 10.2

Exhibit A

Expansion Premises

Exhibit 10.2

Exhibit B

Premises Acceptance Letter

Re: Premises Acceptance Letter with respect to that certain Ninth Amendment to Agreement of Lease dated as of , 2026 (the “Ninth Amendment”), by and between 3E 1907 LLC, as Landlord, and Tempus AI, Inc., as Tenant, for certain premises described therein, including without limitation, the 33,531 rentable square feet (the

“Expansion Premises”) in the Building located at 600 West Chicago Avenue, Chicago, IL.

Dear :

In accordance with the terms and conditions of the above referenced Ninth Amendment, Tenant acknowledges and agrees:

1.
Tenant accepted possession of the Expansion Premises with all improvements to the Expansion Premises previously approved by Landlord completed on

.

2.
The Premises was delivered to Tenant in the condition required under the terms of the Lease.

3.
The Expansion Space Commencement Date is .

4.
Tenant previously exercised its Fourth Floor Expansion Option of rentable square feet.

5.
The total amount of rentable square feet in the Net Expansion Premises is .

6.
The total amount of Fourth Floor Expansion Space leased by Tenant is .

7.
The total rentable square feet of the Premises as of the date of this letter is

.

8.
The total amount of Expansion Space Abated Rent is .

Please acknowledge the foregoing by executing below. Tenant's failure to execute and return this letter, or to provide written objection to the statements contained in this letter, within 30 days after the date of this letter shall be deemed an approval by Tenant of the statements contained herein.